Exhibit 99.1

Press Release

For Immediate Release

Contact:	Christopher D. Myers
President and CEO
(909) 980-4030

CVB Financial Corp. Reports Second Quarter Earnings for 2016

•	Net earnings were $25.5 million for the second quarter of 2016, or $0.23 per share.

•	Total loans and leases, net of deferred fees and discounts, increased by $65 million for the quarter, or 1.6%.

•	Average noninterest-bearing deposits grew by $157 million for the quarter, or 4.8%.

Ontario, CA, July 20, 2016-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (“the Company”), announced earnings for the quarter ended June 30, 2016.

CVB Financial Corp. reported net income of $25.5 million for the quarter ended June 30, 2016, compared with $23.4 million for the first quarter of 2016 and $26.8 million for the second quarter of 2015. This represents an increase of $2.1 million over the prior quarter and a decrease of $1.3 million from the second quarter of 2015. Diluted earnings per share were $0.23 for the second quarter of 2016, compared to $0.22 in the prior quarter and $0.25 for the same period last year.

Chris Myers, President and CEO of Citizens Business Bank, commented, “We continue to focus on executing our strategy of organic growth combined with small, strategic acquisitions. During the second quarter, we successfully completed the integration of County Commerce Bank (“CCB”) and are optimistic that we are well positioned in the Ventura County/Santa Barbara County region to expand our market share at an accelerated pace.” Myers commented further on the quarter, “ Loan production for the second quarter was solid as both our new and existing banking teams have combined to produce the highest loan levels in company history. Notwithstanding, we are still experiencing heightened loan prepayment pressure, primarily due to the low interest rate environment.”

Net income of $25.5 million for the second quarter of 2016 produced an annualized return on beginning equity of 10.56%, an annualized return on average equity of 10.39% and an annualized return on average assets of 1.28%. The efficiency ratio for the second quarter of 2016 was 45.78%, compared to 48.26% for the prior quarter and 44.35% for the same period last year.

Net income totaled $48.9 million for the six months ended June 30, 2016. This represented an increase of $6.3 million, or 14.68%, when compared with net income of $42.6 million for the same period of 2015. The first six months of 2015 included $2.0 million in recapture of loan loss provision and $13.9 million in pre-tax debt termination expense. Diluted earnings per share were $0.45 for the six months ended June 30, 2016, compared to $0.40 for the same period of 2015. Net income for the six months ended June 30, 2016 produced a return on beginning equity of 10.65%, a return on average equity of 10.18% and a return on average assets of 1.25%. The efficiency ratio for the six months ended June 30, 2016 was 46.99%, compared to 54.24% for the six months ended June 30, 2015. Excluding the impact of the debt termination expense, the efficiency ratio was 44.34% for six months ended June 30, 2015.

Net interest income before recapture of loan loss provision was $66.0 million for the quarter, which was a $3.4 million, or 5.50%, increase over the first quarter of 2016 and a $3.2 million, or 5.10%, increase over the second quarter of 2015. Total interest income and fees on loans for the second quarter of 2016 of $50.3 million increased $4.5 million, or 9.80%, from the first quarter of 2016 and $4.9 million, or 10.89%, from the second quarter of 2015. The second quarter of 2016 included $2.6 million in nonaccrued interest and loan fee recapture as a result of the payoff of three loans classified as troubled debt restructured loans (“TDR”). Total investment income declined by $1.4 million, or 7.64%, from $18.1 million in the first quarter of 2016 to $16.8 million for the second quarter of 2016. Investment income also decreased $778,000, or 4.44%, from the second quarter of 2015.

Noninterest income was $9.3 million for the second quarter of 2016, compared with $8.7 million for the first quarter of 2016 and $8.3 million for the second quarter of 2015. For the first six months of 2016, noninterest income was $18.0 million, compared to $16.4 million for the same period of 2015. The year-over-year increase of $1.6 million was primarily due to a $1.1 million net gain on sale of loans in the first quarter of 2016 and a $272,000 net gain on the sale of our Porterville branch during the second quarter of 2016.

Noninterest expense for the second quarter of 2016 was $34.4 million compared to $34.4 million for the first quarter of 2016 and $31.5 million for the second quarter of 2015. The $2.9 million increase when compared to the second quarter of 2015 was primarily the result of salary and benefit expense growth of $1.9 million, increased occupancy expense of $350,000, and merger related costs for the CCB acquisition of $355,000. The increases in staff and occupancy expense were mainly attributable to a full quarter of operating expense from the staff and offices acquired from CCB. As a percentage of average assets, noninterest expense, excluding the impact of debt termination expense, was 1.73% for the quarter, compared to 1.79% for the first quarter of 2016 and 1.69% for the second quarter of 2015.

Noninterest expense for the first six months of 2016 was $7.2 million lower than the prior year period, as $13.9 million in debt termination expense was incurred in the first half of 2015. Excluding the impact of the debt termination expense, noninterest expense of $68.8 million increased $6.7 million, or 10.70%, year-over-year. This increase was primarily due to a $3.9 million increase in salaries and employee benefits, principally due to $2.1 million in additional compensation related expenses resulting from the acquisition of CCB, the opening of our Santa Barbara commercial banking center in January 2016, and other strategic new hires. Year-over-year increases also included $1.0 million in health care costs and payroll taxes, primarily due to growth in personnel. We converted the CCB core operating system into the Company’s application infrastructure in the second quarter of 2016. Non-recurring acquisition related expenses in connection with the CCB acquisition were $1.2 million for 2016, including $355,000 during the second quarter. As a percentage of average assets, noninterest expense was 1.76% for the six months ended June 30, 2016.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $66.0 million for the second quarter of 2016, compared to $62.5 million for the first quarter of 2016 and $62.8 million for the second quarter of 2015. Our net interest margin (tax equivalent) was 3.57% for the second quarter of 2016, compared to 3.52% for the first quarter of 2016 and 3.65% for the second quarter of 2015. Total average earning asset yield (tax equivalent) was 3.68% for the second quarter of 2016, compared to 3.63% for the first quarter of 2016 and 3.74% for the second quarter of 2015.

During the second quarter of 2016, there were three TDR loans that were paid in full resulting in a 20 basis point increase in the average yield on loans for the quarter. Excluding this impact, the net interest margin (tax equivalent) for the current quarter was 3.45%, compared to 3.52% for the prior quarter. Total cost of funds was 0.12% for both the second quarter and the first quarter of 2016, compared to 0.11% for the second quarter of 2015. Total average interest-earning assets during the current quarter grew by $246.9 million, or 3.38%, over the first quarter of 2016.

Income Taxes

Our effective tax rate for the three and six months ended June 30, 2016 was 37.45% and 37.00% respectively, compared with 35.50% for the six months ended June 30, 2015. Our estimated annual effective tax rate varies depending upon tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $8.31 billion at June 30, 2016. This represents an increase of $641.1 million, or 8.36%, from total assets of $7.67 billion at December 31, 2015. Interest-earning assets of $7.91 billion at June 30, 2016 increased $620.5 million, or 8.51%, when compared with $7.29 billion at December 31, 2015. The increase in interest-earning assets was primarily due to a $221.0 million increase in total loans, a $588.1 million increase in total interest-earning balances due from the Federal Reserve, and a $58.6 million increase in interest-earning balances due from depository institutions. This was partially offset by a $247.2 million decrease in total investment securities.

Total assets of $8.31 billion at June 30, 2016 increased $614.9 million, or 7.99%, from total assets of $7.70 billion at June 30, 2015. Interest-earning assets totaled $7.91 billion at June 30, 2016, an increase of $607.9 million, or 8.32%, when compared with earning assets of $7.30 billion at June 30, 2015. The increase in interest-earning assets was primarily due to a $453.7 million increase in total loans, a $270.4 million increase in total interest-earning balances due from the Federal Reserve, and a $66.9 million increase in interest-earning balances due from depository institutions. This was partially offset by a $183.2 million decrease in total investment securities. The increase in total assets at June 30, 2016 included $159 million of acquired CCB loans and $50.8 million of acquired CCB interest-earning assets due from depository institutions.

Investment Securities

Total investment securities were $2.97 billion at June 30, 2016, a decrease of $247.2 million, or 7.68%, from $3.22 billion at December 31, 2015 and a decrease of $183.2 million, or 5.81%, from $3.16 billion at June 30, 2015.

During the third quarter of 2015, we transferred investment securities from our available-for-sale (“AFS”) security portfolio to held-to-maturity (“HTM”). Transfers of securities into the HTM category from the AFS category are transferred at fair value at the date of transfer. The fair value of these securities at the date of transfer was $898.6 million. The unrealized holding gain or loss at the date of transfer is retained in accumulated other comprehensive income and in the carrying value of the held-to-maturity securities. The net unrealized holding gain at the date of transfer was $3.9 million after-tax and will continue to be reported in accumulated other comprehensive income (“AOCI”) and amortized over the remaining life of the securities as a yield adjustment. At June 30, 2016, investment securities HTM totaled $724.4 million. The after-tax unrealized gain reported in AOCI on investment securities HTM was $2.5 million at quarter end.

At June 30, 2016, investment securities AFS totaled $2.25 billion, inclusive of a pre-tax net unrealized gain of $66.6 million.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMOs”) totaled $2.33 billion at June 30, 2016, compared to $2.43 billion at December 31, 2015 and $2.27 billion at June 30, 2015. Virtually all of our MBS and CMOs are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government. We have one HTM private-label mortgage-backed security that has impairment. This Alt-A bond, with a carrying value of $974,000 as of June 30, 2016, has incurred $1.9 million in net other-than-temporary impairment (“OTTI”) loss to date since it was purchased in early 2008. No additional OTTI impairment was recorded for the quarter ended June 30, 2016.

Our combined AFS and HTM municipal securities totaled $421.0 million as of June 30, 2016. These securities are located in 30 states with $19.6 million, or 4.65%, within the state of California. Our largest concentrations of holdings are located in Minnesota at 17.77%, New Jersey at 9.10%, Texas at 9.08%, Ohio at 5.84%, and Michigan at 5.13%.

In the second quarter of 2016, we purchased $93.7 million of MBS and CMOs available for sale securities with an average yield of approximately 1.96%. Our new purchases of MBS/CMO have an average duration of less than 4 years. We also purchased $17.7 million of municipal HTM securities with an average tax-equivalent yield of approximately 3.50% and $16.0 million of agency securities with an average tax-equivalent yield of 2.18%.

Loans

Total loans and leases, net of deferred fees and discounts, of $4.24 billion at June 30, 2016 increased by $64.5 million, or 1.55%, from March 31, 2016. The $64.5 million quarter-over-quarter increase was principally due to increases of approximately $61.2 million in commercial real estate loans, $7.6 million in commercial and industrial loans, $4.5 million in SFR mortgage loans, $4.4 million in construction loans, and $3.0 million in consumer loans. Dairy & livestock and agribusiness loans decreased by $13.6 million.

Total loans and leases, net of deferred fees and discounts, of $4.24 billion at June 30, 2016 increased by $221.0 million, or 5.50%, from December 31, 2015. The increase in total loans included $158.6 million of loans acquired from CCB. The $221.0 million increase in total loans was principally due to increases of approximately $230.0 million in commercial real estate loans, $40.1 million in commercial and industrial loans, $25.4 million in construction loans, $3.7 million in SFR mortgage loans, and $9.8 million in consumer loans. Dairy & livestock and agribusiness loans decreased by $92.6 million, primarily due to seasonal paydowns.

Total loans and leases, net of deferred fees and discounts, of $4.24 billion at June 30, 2016 increased by $453.7 million, or 11.99%, from June 30, 2015.

Deposits & Customer Repurchase Agreements

Deposits of $6.59 billion and customer repurchase agreements of $590.5 million totaled $7.18 billion at June 30, 2016. This represents an increase of $568.5 million, or 8.60%, when compared with total deposits and customer repurchase agreements of $6.61 billion at December 31, 2015. Deposits and customer repurchase agreements increased by $520.2 million, or 7.82%, when compared with $6.66 billion in total deposits and customer repurchase agreements reported at June 30, 2015.

Noninterest-bearing deposits were $3.67 billion at June 30, 2016, an increase of $416.0 million, or 12.80%, compared to $3.25 billion at December 31, 2015 and an increase of $415.6 million, or 12.79%, when compared to June 30, 2015. At June 30, 2016, noninterest-bearing deposits were 55.67% of total deposits, compared to 54.93% at December 31, 2015 and 54.23% at June 30, 2015. Our quarter end totals are higher than anticipated as a single bank customer deposited $210 million prior to quarter end that is expected to be fully withdrawn during the third quarter. Excluding this deposit, noninterest-bearing deposits represented 54.21% of total deposits at June 30, 2016.

The increase in total deposits at June 30, 2016 included $91.5 million of noninterest-bearing deposits and $229.6 million of total deposits associated with the acquired CCB branch locations.

Our average cost of total deposits was 0.10% for the quarter ended June 30, 2016, compared to 0.09% for the same period last year. Our cost of total deposits including customer repurchase agreements was 0.11% for the quarter ended June 30, 2016, compared to 0.10% for the same period last year.

FHLB Advance, Other Borrowings and Debentures

On February 23, 2015 we repaid our last remaining FHLB advance which carried a fixed rate of 4.52%.

As a result of the acquisition of CCB on February 29, 2016, we assumed $5.0 million in FHLB advances which were repaid in April 2016.

At June 30, 2016, we had no short-term borrowings, compared to $46.0 million at December 31, 2015 and zero at June 30, 2015.

At June 30, 2016, we had $25.8 million of junior subordinated debentures, unchanged from December 31, 2015 and June 30, 2015. These debentures bear interest at three-month LIBOR plus 1.38% and mature in 2036.

Asset Quality

The allowance for loan losses totaled $60.9 million at June 30, 2016, compared to $59.2 million at December 31, 2015 and $59.6 million at June 30, 2015. The allowance for loan losses increased by $1.6 million for the second quarter of 2016. The allowance for loan losses was 1.44%, 1.42%, 1.47%, 1.55%, and 1.57% of total loans and leases outstanding, at June 30, 2016, March 31, 2016, December 31, 2015, September 30, 2015, and June 30, 2015, respectively.

Nonperforming loans, defined as nonaccrual loans and nonperforming troubled debt restructured loans (“TDR”), were $17.5 million at June 30, 2016, or 0.41% of total loans. This compares to nonperforming loans of $18.1 million, or 0.43% of total loans, at March 31, 2016 and $21.0 million, or 0.52% of total loans, at December 31, 2015. The $17.5 million in nonperforming loans at June 30, 2016 are summarized as follows: $11.4 million in commercial real estate loans, $2.6 million in SBA loans, $2.4 million in SFR mortgage loans, $568,000 in commercial and industrial loans, and $428,000 in consumer and other loans. The $672,000 decrease in nonperforming loans quarter-over-quarter was due to a $686,000 decrease in nonperforming commercial real estate loans.

We had $6.0 million in Other Real Estate Owned (“OREO”) at June 30, 2016, compared to $7.0 million at December 31, 2015 and $7.8 million at June 30, 2015. As of June 30, 2016, we had three OREO properties, compared with four OREO properties at December 31, 2015 and five OREO properties at June 30, 2015. During the second quarter of 2016, we sold one OREO property with a carrying value of $607,000, realizing a net gain on sale of $14,000. There were no additions to OREO for the six months ended June 30, 2016.

At June 30, 2016, we had loans delinquent 30 to 89 days of $478,000. This compares to $1.4 million at December 31, 2015 and $1.9 million at June 30, 2015. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.01% at June 30, 2016, 0.04% at December 31, 2015 and 0.05% at June 30, 2015.

At June 30, 2016, we had $20.3 million in performing TDR loans, compared to $37.3 million in performing TDR loans at March 31, 2016 and $42.7 million in performing TDR loans at December 31, 2015. In terms of the number of loans, we had 31 performing TDR loans at June 30, 2016, compared to 35 performing TDR loans at March 31, 2016 and 34 performing TDR loans at December 31, 2015, respectively.

Nonperforming assets, defined as nonaccrual loans plus other real estate owned, totaled $23.5 million at June 30, 2016, $28.0 million at December 31, 2015 and $30.1 million at June 30, 2015.

Classified loans are loans that are graded “substandard” or worse. At June 30, 2016, classified loans totaled $96.8 million, compared to $83.4 million at March 31, 2016 and $118.3 million at June 30, 2015. The quarter-over-quarter increase was primarily due to a $13.2 million increase in classified dairy and livestock loans.

CitizensTrust

As of June 30, 2016, CitizensTrust had approximately $2.61 billion in assets under management and administration, including $2.03 billion in assets under management. Revenues were $2.5 million for the second quarter of 2016 and $4.7 million for the first six months of 2016, compared to $2.1 million and $4.3 million, respectively, for the same period of 2015. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is the ninth largest bank holding company headquartered in California with assets of approximately $8.3 billion. CVBF recently earned the ranking of “Best Bank in America” according to Forbes’ America’s Best Banks 2016. Citizens Business Bank has 43 Business Financial Centers, eight Commercial Banking Centers, and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF.” For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, July 21, 2016 to discuss the Company’s second quarter 2016 financial results.

To listen to the conference call, please dial (877) 506-3368. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through August 4, 2016 at 6:00 a.m. PDT/9:00 a.m. EDT. To access the replay, please dial (877) 344-7529, passcode 10088384.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity, earnings before income taxes, which we refer to as “pre-tax earnings”, and net interest income and net interest margin adjusted for discount accretion on Purchase Credit Impaired (“PCI”) loans. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; the costs or effects of acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC and California DBO; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report on Form 10-K for the year ended December 31, 2015, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30, 2016	December 31, 2015	June 30, 2015
Assets
Cash and due from banks	$107,779	$102,772	$125,431
Interest-earning balances due from Federal Reserve and federal funds sold	591,403	3,325	321,015

Total cash and cash equivalents	699,182	106,097	446,446

Interest-earning balances due from depository institutions	91,272	32,691	24,378
Investment securities available-for-sale	2,248,032	2,368,646	3,154,217
Investment securities held-to-maturity	724,357	850,989	1,400

Total investment securities	2,972,389	3,219,635	3,155,617

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,588	17,588
Loans and lease finance receivables	4,237,928	4,016,937	3,784,219
Allowance for loan losses	(60,938)	(59,156)	(59,554)

Net loans and lease finance receivables	4,176,990	3,957,781	3,724,665

Premises and equipment, net	39,702	31,382	31,894
Bank owned life insurance	133,231	130,956	129,597
Intangibles	5,586	2,265	2,707
Goodwill	88,174	74,244	74,244
Other assets	88,093	98,561	90,222

Total assets	$8,312,307	$7,671,200	$7,697,358

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,666,206	$3,250,174	$3,250,574
Investment checking	408,105	367,253	343,990
Savings and money market	1,824,119	1,589,345	1,664,799
Time deposits	687,556	710,488	734,517

Total deposits	6,585,986	5,917,260	5,993,880
Customer repurchase agreements	590,465	690,704	662,326
FHLB advances	—	—	—
Other borrowings	—	46,000	—
Junior subordinated debentures	25,774	25,774	25,774
Payable for securities purchased	44,723	1,696	59,693
Other liabilities	73,896	66,367	61,694

Total liabilities	7,320,844	6,747,801	6,803,367

Stockholders’ Equity
Stockholders’ equity	950,391	902,490	870,282
Accumulated other comprehensive income, net of tax	41,072	20,909	23,709

Total stockholders’ equity	991,463	923,399	893,991

Total liabilities and stockholders’ equity	$8,312,307	$7,671,200	$7,697,358

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Assets
Cash and due from banks	$118,582	$100,261	$119,612	$101,864
Interest-earning balances due from Federal Reserve and federal funds sold	304,423	295,865	194,683	261,684

Total cash and cash equivalents	423,005	396,126	314,295	363,548

Interest-earning balances due from depository institutions	85,923	24,855	69,129	25,550
Investment securities available-for-sale	2,223,415	3,033,512	2,261,713	3,044,173
Investment securities held-to-maturity	735,469	1,418	781,659	1,449

Total investment securities	2,958,884	3,034,930	3,043,372	3,045,622

Investment in stock of Federal Home Loan Bank (FHLB)	18,108	21,590	18,060	23,454
Loans and lease finance receivables	4,190,332	3,735,852	4,108,955	3,732,043
Allowance for loan losses	(59,874)	(61,098)	(59,586)	(60,600)

Net loans and lease finance receivables	4,130,458	3,674,754	4,049,369	3,671,443

Premises and equipment, net	40,125	32,446	36,800	32,864
Bank owned life insurance	132,478	128,579	131,813	127,887
Intangibles	5,684	2,784	4,565	2,908
Goodwill	88,174	74,244	83,582	74,244
FDIC loss sharing asset	—	—	—	97
Other assets	114,363	97,480	119,018	101,032

Total assets	$7,997,202	$7,487,788	$7,870,003	$7,468,649

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$3,440,693	$3,120,021	$3,362,312	$3,045,889
Interest-bearing	2,889,259	2,745,188	2,811,738	2,752,052

Total deposits	6,329,952	5,865,209	6,174,050	5,797,941
Customer repurchase agreements	577,026	594,493	631,443	611,390
FHLB advances	1,154	—	1,429	59,522
Other borrowings	102	89	3,820	299
Junior subordinated debentures	25,774	25,774	25,774	25,774
Payable for securities purchased	11,827	38,647	6,544	19,638
Other liabilities	64,175	52,164	61,200	53,409

Total liabilities	7,010,010	6,576,376	6,904,260	6,567,973

Stockholders’ Equity
Stockholders’ equity	950,342	868,791	936,902	863,731
Accumulated other comprehensive income, net of tax	36,850	42,621	28,841	36,945

Total stockholders’ equity	987,192	911,412	965,743	900,676

Total liabilities and stockholders’ equity	$7,997,202	$7,487,788	$7,870,003	$7,468,649

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Interest income:
Loans and leases, including fees	$50,257	$45,322	$96,027	$90,864
Investment securities:
Investment securities available-for-sale	12,018	17,503	24,817	35,437
Investment securities held-to-maturity	4,743	36	10,091	74

Total investment income	16,761	17,539	34,908	35,511
Dividends from FHLB stock	439	1,414	807	1,883
Federal funds sold and interest-earning deposits with other institutions	558	240	773	437

Total interest income	68,015	64,515	132,515	128,695

Interest expense:
Deposits	1,582	1,307	3,019	2,600
Borrowings and junior subordinated debentures	477	450	1,024	2,328

Total interest expense	2,059	1,757	4,043	4,928

Net interest income before recapture of provision for loan losses	65,956	62,758	128,472	123,767
Recapture of provision for loan losses	—	(2,000)	—	(2,000)

Net interest income after recapture of provision for loan losses	65,956	64,758	128,472	125,767

Noninterest income:
Service charges on deposit accounts	3,822	3,952	7,569	7,913
Trust and investment services	2,508	2,181	4,711	4,332
Gain on sale of loans	—	—	1,101	—
Other	2,944	2,212	4,576	4,111

Total noninterest income	9,274	8,345	17,957	16,356

Noninterest expense:
Salaries and employee benefits	21,558	19,648	42,811	38,943
Occupancy and equipment	4,125	3,713	7,838	7,365
Professional services	1,188	1,527	2,554	2,680
Recapture of provision for unfunded loan commitments	—	—	—	(500)
Debt termination expense	16	—	16	13,870
Acquisition related expenses	355	—	1,204	—
Other	7,196	6,645	14,379	13,647

Total noninterest expense	34,438	31,533	68,802	76,005

Earnings before income taxes	40,792	41,570	77,627	66,118
Income taxes	15,278	14,757	28,722	23,472

Net earnings	$25,514	$26,813	$48,905	$42,646

Basic earnings per common share	$0.23	$0.25	$0.46	$0.40

Diluted earnings per common share	$0.23	$0.25	$0.45	$0.40

Cash dividends declared per common share	$0.12	$0.12	$0.24	$0.24

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Interest income - (tax-equivalent) (TE)	$69,393	$66,261	$135,429	$132,278
Interest expense	2,059	1,757	4,043	4,928

Net interest income - (TE)	$67,334	$64,504	$131,386	$127,350

Return on average assets, annualized	1.28%	1.44%	1.25%	1.15%
Return on average equity, annualized	10.39%	11.80%	10.18%	9.55%
Efficiency ratio [1]	45.78%	44.35%	46.99%	54.24%
Efficiency ratio excluding debt termination [1] [2]	45.76%	44.35%	46.98%	44.34%
Noninterest expense to average assets, annualized	1.73%	1.69%	1.76%	2.05%
Noninterest expense to average assets, excluding debt termination expense [2]	1.73%	1.69%	1.76%	1.68%
Yield on average earning assets (TE)	3.68%	3.74%	3.66%	3.76%
Yield on average earning assets (TE) excluding discount on PCI loans	3.64%	3.68%	3.62%	3.70%
Cost of deposits	0.10%	0.09%	0.10%	0.09%
Cost of deposits and customer repurchase agreements	0.11%	0.10%	0.11%	0.10%
Cost of funds	0.12%	0.11%	0.12%	0.15%
Net interest margin (TE)	3.57%	3.65%	3.55%	3.62%
Net interest margin (TE) excluding discount on PCI loans	3.53%	3.58%	3.51%	3.56%

[1] Noninterest expense divided by net interest income before provision for loan losses plus noninterest income. [2] See Non-GAAP table for efficiency ratio and noninterest expense reconciliation.

Weighted average shares outstanding
Basic	108,834,268	105,707,457	106,917,080	105,615,753
Diluted	109,244,093	106,158,351	107,323,107	106,061,369
Dividends declared	$12,951	$12,758	$25,885	$25,500
Dividend payout ratio [3]	50.76%	47.58%	52.93%	59.79%

[3] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	107,946,952	106,337,106
Book value per share	$9.18	$8.41
Tangible book value per share	$8.32	$7.68

	June 30,
	2016	2015
Nonperforming assets:
Nonaccrual loans	$5,443	$7,057
Loans past due 90 days or more and still accruing interest	—	—
Troubled debt restructured loans (nonperforming)	12,029	15,167
Other real estate owned (OREO), net	6,049	7,835

Total nonperforming assets	$23,521	$30,059

Troubled debt restructured performing loans	$20,292	$45,166

Percentage of nonperforming assets to total loans outstanding and OREO	0.55%	0.79%
Percentage of nonperforming assets to total assets	0.28%	0.39%
Allowance for loan losses to nonperforming assets	259.08%	198.13%

	Six Months Ended June 30,
	2016	2015
Allowance for loan losses:
Beginning balance	$59,156	$59,825
Total charge-offs	(188)	(686)
Total recoveries on loans previously charged-off	1,970	2,415

Net recoveries	1,782	1,729
Provision for loan losses	—	(2,000)

Allowance for loan losses at end of period	$60,938	$59,554

Net recoveries to average loans	0.043%	0.046%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2016		2015		2014
	High	Low	High	Low	High	Low
Quarter End
March 31,	$17.70	$14.02	$16.21	$14.53	$17.08	$14.23
June 30,	17.92	15.25	$18.11	$15.45	$16.42	$13.77
September 30,	—	—	$18.37	$15.30	$16.50	$14.35
December 31,	—	—	$18.77	$15.82	$16.47	$13.35

Quarterly Consolidated Statements of Earnings

	2Q 2016	1Q 2016	4Q 2015	3Q 2015	2Q 2015
Interest income
Loans, including fees	$50,257	$45,770	$45,977	$48,822	$45,322
Investment securities and other	17,758	18,730	19,110	18,909	19,193

Total interest income	68,015	64,500	65,087	67,731	64,515

Interest expense
Deposits	1,582	1,437	1,333	1,333	1,307
Other borrowings	477	547	496	481	450

Total interest expense	2,059	1,984	1,829	1,814	1,757

Net interest income before recapture of provision for loan losses	65,956	62,516	63,258	65,917	62,758
Recapture of provision for loan losses	—	—	(1,100)	(2,500)	(2,000)

Net interest income after recapture of provision for loan losses	65,956	62,516	64,358	68,417	64,758

Noninterest income	9,274	8,683	8,714	8,413	8,345
Noninterest expense	34,438	34,364	31,912	32,742	31,533

Earnings before income taxes	40,792	36,835	41,160	44,088	41,570
Income taxes	15,278	13,444	12,547	16,202	14,757

Net earnings	$25,514	$23,391	$28,613	$27,886	$26,813

Basic earnings per common share	$0.23	$0.22	$0.27	$0.26	$0.25
Diluted earnings per common share	$0.23	$0.22	$0.27	$0.26	$0.25
Cash dividends declared per common share	$0.12	$0.12	$0.12	$0.12	$0.12
Cash dividends declared	$12,951	$12,934	$12,766	$12,774	$12,758

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
Commercial and industrial	$481,713	$474,108	$441,572	$421,771	$419,733
SBA	112,110	114,073	107,260	116,540	121,006
Real estate:
Commercial real estate	2,954,921	2,893,717	2,724,970	2,656,650	2,663,111
Construction	94,009	89,648	68,563	57,578	46,927
SFR mortgage	237,674	233,155	233,947	221,894	214,706
Dairy & livestock and agribusiness	214,333	227,965	306,938	213,193	184,260
Municipal lease finance receivables	71,929	73,098	74,135	75,839	74,691
Consumer and other loans	81,541	78,503	71,716	72,096	73,993

Gross loans	4,248,230	4,184,267	4,029,101	3,835,561	3,798,427
Less:
Purchase accounting discount on PCI loans	(2,430)	(3,110)	(3,872)	(4,754)	(5,680)
Deferred loan fees, net	(7,872)	(7,748)	(8,292)	(8,636)	(8,528)
Allowance for loan losses	(60,938)	(59,336)	(59,156)	(59,149)	(59,554)

Net loans	$4,176,990	$4,114,073	$3,957,781	$3,763,022	$3,724,665

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015
Nonperforming loans:
Commercial and industrial	$568	$622	$704	$1,051	$903
SBA	2,637	2,435	2,567	2,634	2,456
Real estate:
Commercial real estate	11,396	12,082	14,541	16,696	14,967
Construction	—	—	—	—	—
SFR mortgage	2,443	2,549	2,688	2,778	3,400
Dairy & livestock and agribusiness	—	—	—	—	—
Consumer and other loans	428	456	519	489	498

Total	$17,472	$18,144	$21,019	$23,648	$22,224

% of Total gross loans	0.41%	0.43%	0.52%	0.62%	0.59%
Past due 30-89 days:
Commercial and industrial	$61	$111	$—	$—	$246
SBA	—	—	—	—	—
Real estate:
Commercial real estate	320	—	354	266	1,333
Construction	—	—	—	—	—
SFR mortgage	—	625	1,082	—	355
Dairy & livestock and agribusiness	—	—	—	—	—
Consumer and other loans	97	164	—	52	2

Total	$478	$900	$1,436	$318	$1,936

% of Total gross loans	0.01%	0.02%	0.04%	0.01%	0.05%
OREO:
Commercial and industrial	$—	$—	$—	$—	$—
Real estate:
Commercial real estate	1,209	1,705	2,125	2,135	2,967
Construction	4,840	4,840	4,868	4,868	4,868

Total	$6,049	$6,545	$6,993	$7,003	$7,835

Total nonperforming, past due, and OREO	$23,999	$25,589	$29,448	$30,969	$31,995

% of Total gross loans	0.57%	0.61%	0.73%	0.81%	0.85%

Net Interest Income and Net Interest Margin Reconciliations (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Net interest income for the three months ended June 30, 2016 and 2015 include a yield adjustment of $769,000 and $1.0 million, respectively. Net interest income for the six months ended June 30, 2016 and 2015 include a yield adjustment of $1.6 million and $2.0 million, respectively. These yield adjustments relate to discount accretion on Purchase Credit Impaired (“PCI”) loans, and are reflected in the Company’s net interest margin. We believe that presenting net interest income and the net interest margin excluding these yield adjustments provides additional clarity to the users of financial statements regarding core net interest income and net interest margin.

	Three Months Ended June 30,
	2016			2015
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
	(Dollars in thousands)
Total interest-earning assets (TE)	$7,557,670	$69,393	3.68%	$7,113,092	$66,261	3.74%
Discount on acquired PCI loans	3,046	(769)		6,304	(1,032)

Total interest-earning assets, excluding PCI loan discount and yield adjustment	$7,560,716	$68,624	3.64%	$7,119,396	$65,229	3.68%

Net interest income and net interest margin (TE)		$67,334	3.57%		$64,504	3.65%
Yield adjustment to interest income from discount accretion on acquired PCI loans		(769)			(1,032)

Net interest income and net interest margin (TE), excluding yield adjustment		$66,565	3.53%		$63,472	3.58%

	Six Months Ended June 30,
	2016			2015
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
	(Dollars in thousands)
Total interest-earning assets (TE)	$7,434,199	$135,429	3.66%	$7,088,353	$132,278	3.76%
Discount on acquired PCI loans	3,351	(1,569)		6,768	(2,012)

Total interest-earning assets, excluding PCI loan discount and yield adjustment	$7,437,550	$133,860	3.62%	$7,095,121	$130,266	3.70%

Net interest income and net interest margin (TE)		$131,386	3.55%		$127,350	3.62%
Yield adjustment to interest income from discount accretion on acquired PCI loans		(1,569)			(2,012)

Net interest income and net interest margin (TE), excluding yield adjustment		$129,817	3.51%		$125,338	3.56%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2016 and 2015.

	June 30,
	2016	2015
	(Dollars in thousands, except per share amounts)
Stockholders’ equity	$991,463	$893,991
Less: Goodwill	(88,174)	(74,244)
Less: Intangible assets	(5,586)	(2,707)

Tangible book value	$897,703	$817,040
Common shares issued and outstanding	107,946,952	106,337,106

Tangible book value per share	$8.32	$7.68

Noninterest Expense and Efficiency Ratio Reconciliation (Non-GAAP)

We use certain non-GAAP financial measures to provide supplemental information regarding our performance. Noninterest expense for the six months ended June 30, 2016 and 2015 includes debt termination expense of $16,000 and $13.9 million, respectively. We believe that presenting the efficiency ratio, and the ratio of noninterest expense to average assets, excluding the impact of debt termination expense, provides additional clarity to the users of financial statements regarding core financial performance.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Dollars in thousands)
Net interest income	$65,956	$62,758	$128,472	$123,767
Noninterest income	9,274	8,345	17,957	16,356
Noninterest expense	34,438	31,533	68,802	76,005
Less: debt termination expense	(16)	—	(16)	(13,870)

Adjusted noninterest expense	$34,422	$31,533	$68,786	$62,135

Efficiency ratio	45.78%	44.35%	46.99%	54.24%
Adjusted efficiency ratio	45.76%	44.35%	46.98%	44.34%

Adjusted noninterest expense	$34,422	$31,533	$68,786	$62,135
Average assets	$7,997,202	$7,487,788	$7,870,003	$7,468,649
Adjusted noninterest expense to average assets [1]	1.73%	1.69%	1.76%	1.68%

[1]	Annualized